Exhibit 10.1

FOMO CORP. / SmartGuard-Solutions LLC

LIMITED LIABILITY COMPANY

INTEREST PURCHASE AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of May, 2021 by and among FOMO Corp. a corporation organized and existing under the laws of the State of California with its principal place of business at 1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611 (the “Buyer”) and SmartGuard-Solutions LLC, a limited liability company organized and existing under the law of the State of Delaware with its principal place of business at 15 Chateau Thierry Avenue, Suite 114, Madison, New Jersey 07940 (the “Company”), Kristara Investments LLC, a limited liability company organized and existing under the laws of the State of New Jersey with its principal place of business at PO Box 33, Madison, New Jersey 07940 (“Kristara”), Butler Financial LLC, a limited liability company organized and existing under the laws of the State of New Jersey with its principal place of business at 133 Old Branchville Road, Ridgefield, Connecticut 06877 (“Butler”) and JohnDavid Thompson, in his individual capacity with an address of 2400 Riverstone Blvd, Canton, GA 30114 (“Thompson” and together with Kristara and Butler the “SmartGuard Members” and together with the Company, the “Sellers” and each a “Seller” and together with Buyer, the “Parties” and each a “Party”.

R E C I T A L S:

WHEREAS, the Company is in the business of providing Disinfection as a Service (as such term is defined herein); and

WHEREAS, the Company consists of the following SmartGuard Members):

Percentage
Member	Interests

Kristara Investments LLC	42.5%
Butler Financial LLC	42.5%
JohnDavid Thompson	15.0%

WHEREAS, the SmartGuard Members are the legal and beneficial owners of a 100% of the Company (the “Interest”); and

WHEREAS, the Seller wishes to sell to Buyer, and Buyer wishes to purchase from the Seller, 19.99% of the Interest (the “Transferred Interests”); and

WHEREAS, the Parties wish to enter into this Agreement setting out the terms and conditions for the sale by the Seller, and the purchase by Buyer, of the Transferred Interests.

NOW, THEREFORE, for and in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF TRANSFERRED INTERESTS

Section 1.1. Sale and Purchase. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, accept and receive from the Seller, all of the Seller’s right, title and interest in, under and to the Transferred Interests.

Section 1.2. Purchase Price. The total purchase price for the Transferred Interests shall be the sum of Ten Million United States Dollars ($10,000,000) (the “Total Purchase Price”) payable at the Closing as follows:

(a) The total amount of Two Million Five Hundred Thousand Dollars ($2,500,000) of the Total Purchase Price shall be paid via wire transfer of immediately available funds to each of the SmartGuard Members in such amounts as follows:

(A)	Kristara	-	$1,062,500
(B)	Butler	-	$1,062,500
(C)	Thompson	-	$375,000

to such accounts as the Company shall have designated in writing prior to the Closing; and

(b)The total amount of Two Million Five Hundred Thousand Dollars ($2,500,000) of the Total Purchase Price shall be paid pursuant to the terms of one-year, non-interest-bearing promissory notes in the form attached hereto as Exhibit A (the “Notes” and each a “Note”) to each of the SmartGuard Members in such amounts as follows:

(A)	Kristara	-	$1,062,500
(B)	Butler	-	$1,062,500
(C)	Thompson	-	$375,000

which, at the sole discretion of each SmartGuard Member, may be converted, in whole or in part, into common stock of Buyer at a price of $0.005 per share and which may further be redeemed at any time prior to its stated maturity date.

(c) The total of One Million (1,000,000) shares of Buyer’s Class B preferred shares as follows:

(A)	Kristara	-	425,000
(B)	Butler	-	425,000
(C)	Thompson	-	150,000

which may be converted, in whole or in part, by each SmartGuard Member’s respective sole discretion, into common shares of Buyer’s common stock, at a conversion ratio of 1:1,000 (i.e. a total 1,000,000,000 common shares), at any time after six (6) months from the date of Closing, provided however, each SmartGuard Member may convert up to one percent (1%) of its Class B preferred shares into common shares of Buyer’s common stock and sell such shares at any time prior to each of January 1, 2022, April 1, 2022 and July 1, 2022 for the purpose of paying quarterly Taxes, to the extent applicable.

Section 1.3. Amended and Restated Operating Agreement. At Closing, each of the Company, SmartGuard Members and Buyer shall execute and deliver that certain Amended and Restated Operating Agreement in substantially the form attached hereto as Exhibit B (the “Restated Operating Agreement”). Upon execution and delivery of the Restated Operating Agreement the membership interests in the Company shall be as follows:

Percentage
Member	Interests
Kristara Investments LLC	34.00425%
Butler Financial LLC	34.00425%
FOMO (Buyer)	19.99000%
JohnDavid Thompson	12.00150%

Section 1.4. Additional Membership Interests.

(a) Prior to December 31, 2022, the Seller hereby grants to Buyer the right and option to purchase an additional 31.01% membership interest in the Company (giving Buyer a total membership interest of 51%), the valuation of which shall be equal to the greater of (i) $15,505,000 or (ii) as determined pursuant to independent appraisals, all in accordance with the terms of the Restated Operating Agreement.

(b) Prior to December 31, 2023, the Seller hereby grants to Buyer the right and option to purchase all of the then outstanding membership interests in the Company, the valuation of which shall be based upon the greater of (i) a total Company value of $50,000,000 or (ii) as determined pursuant to independent appraisals, all in accordance with the terms of the Restated Operating Agreement.

ARTICLE II

RESERVED

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of Sellers. Each Seller, respectively and for its own behalf, represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) Each Seller, if an entity, is a limited liability company duly organized, validly existing and in good standing and that each has the requisite limited liability company power and authority to carry on the business in which it is engaged and to own its assets, to execute, deliver and perform its obligations under this Agreement and the Seller Documents, and to consummate the transaction contemplated hereby.

(b) The execution and delivery by such Seller of, and the performance by such Seller of its obligations under this Agreement and any other agreements, statements, certificates, instruments or other documents to be executed and delivered by the Sellers at the Closing pursuant to this Agreement (collectively, the “Seller Documents”) and the consummation by such Seller of the transaction contemplated hereby (i) have been or will be duly authorized and approved by all necessary action of such Seller, (ii) do not and will not require any further or additional consent, approval or authorization of such Seller, (iii) do not and will not violate, contravene or conflict with the articles of organization or operating agreement of such Seller, including with limitation the Operating Agreement of the Company, a copy of which is included in Schedule II attached hereto, or any Law, regulation, judgment, order or decree to which such Seller or the Company or any of such Seller’s or the Company’s assets are subject, (iv) do not and will not require the consent, approval, waiver, clearance, permit, license or authorization of, by or from, any filing with, or any notice to, any Person (beyond that which has already been obtained), (v) do not and will not result in a breach of, or constitute a default under, any contract, instrument, commitment or arrangement to which such Seller or the Company is a party, by which such Seller or the Company is bound or to which any of such Seller’s or the Company’s assets are subject, and (vi) do not and will not result in the imposition of a lien on any of such Seller’s or the Company’s assets.

(c) This Agreement constitutes and each of the other Seller Documents will constitute the legal, valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

(d) To the best of such Seller’s knowledge, there are no actions, suits, proceedings, claims or demands of any kind, pending or threatened (collectively, “Claims”), against or affecting such Seller or the Company that restrain or prohibit (or seek to restrain or prohibit) the consummation by such Seller of the transaction contemplated hereby.

(e) the SmartGuard Members (i) are the sole record holders and beneficial owners of the Interest, (ii) have good and marketable title to the Interest, (iii) have the full right, title, power and authority to validly sell, assign, transfer and convey the Interest to Buyer, and (iv) have not entered into any agreement to sell, hypothecate or otherwise dispose of the Interest to any other person.

(f) Each of the Sellers consents to Buyer becoming a member of the Company at the Closing.

Section 3.2. Representations and Warranties of Company. The Company represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) The Company is not currently, and the consummation of the transactions covered by this Agreement will not result, in the breach of, or cause the default under, any agreement, contract, indenture, document, instrument, or decree of any court, administrative agency or governmental body to which the Company is a party or is bound or subject to. All federal, state, county, local and other taxes, including, without limitation, income, taxes, sales taxes, ad valorem and personal property taxes due and payable by the Company have been paid, and the Company has filed or caused to be filed all tax returns and reports required to be filed with all applicable taxing authorities related to the Company. No audit of any federal, state or other tax returns filed the Company is in process, pending or threatened.

(b) Since its formation, the Company has been and is currently in compliance with all applicable Laws and regulations.

(c) The Company has no obligations or liabilities except for its obligations and liabilities under the existing agreements as set forth in Schedule II attached hereto (the “Existing Agreements”).

(d) Attached hereto as Schedule III is a true and correct copy of the Company’s resolution authorizing the sale of the Transferred Interests to Buyer and the execution and delivery of this Agreement (the “Resolution”). The Resolution has not been amended, modified or repealed and remains in full force and effect on and as of the date hereof.

(e) Attached hereto as Schedule IV is the balance sheet of the Company as of May 1, 2021 (the “Balance Sheet”). The Balance Sheet and profit and loss statement for the fiscal year then ended has not been audited, is true and correct in all material respects and fairly present the financial condition of the Company as at the date indicated and the results of the Company ‘s operations for the period indicated, in conformity with generally accepted accounting principles in all material respects applied on a consistent basis throughout the period specified.

(f) The books, records and accounts of the Company maintained with respect to its business in all material respects accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company with respect to its business. The Company has not engaged in any transaction with respect to its business or used any of the funds of the Company in the conduct of its business except for transactions and funds which have been and are reflected in the normally maintained books and records of its business.

(g) The Company has insured and will continue to insure through the Closing, its assets which are of insurable character with reputable insurance companies in such amounts as are customary and reasonable and against such risks as are customary in relation to the character and the location of the assets and the nature of the Company’s business policies and has paid and shall continue to pay until the Closing the premiums due on such policies.

(h) The Company has no employees and is not party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization.

(i) The Company has no healthcare, pension or retirement plans or any other employee benefit plan subject to ERISA.

(j) The Company does not own or lease any real property and is not a party to any agreement requiring the Company to purchase or sell any real property.

(k) The Company has no permits, licenses, inventory, equipment or machinery.

(l) The Company has no subsidiaries, whether wholly or partially owned. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise or any other securities or investments of any type.

Section 3.3. Representations and Warranties of Buyer. Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has the requisite corporate power and authority to carry on the business in which it is engaged, to own its assets, to execute, deliver and perform its obligations under this Agreement and the Buyer Documents, as defined below, and to consummate the transaction contemplated hereby.

(b) The Board of Directors of Buyer has authorized the execution and delivery of this Agreement and the other Buyer Documents (as defined below) and the consummation by Buyer of the transaction contemplated herein.

(c) Buyer is registered under the Securities and Exchange Act of 1934 as a publicly traded company. Shares of Buyer’s common stock currently trade on the Over-the-Counter Market under the ticker symbol FOMC.

(d) The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, this Agreement and any other agreements, statements, certificates, instruments or other documents to be executed and delivered by Buyer at the Closing pursuant to this Agreement (collectively, the “Buyer Documents”) and the consummation by Buyer of the transaction contemplated hereby (i) have been or will be duly authorized and approved by all necessary action of Buyer, (ii) do not and will not require any further or additional consent, approval or authorization of Buyer, (iii) do not and will not violate, contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer or any Law, regulation, judgment, order or decree to which Buyer or any of its assets are subject, (iv) do not and will not require the consent, approval, waiver, clearance, permit, license or authorization of, by or from, any filing with, or any notice to, any Person (beyond that which has already been obtained), (v) do not and will not result in a breach of, or constitute a default under, any contract, instrument, commitment or arrangement to which Buyer is a party, by which Buyer is bound or to which any of Buyer’s assets are subject, and (vi) do not and will not result in the imposition of a Lien on any of Buyer’s assets.

(e) This Agreement constitutes and each of the other Buyer Documents will constitute the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

(f) To the best of Buyer’s knowledge, there are no Claims against or affecting Buyer that restrain or prohibit (or seek to restrain or prohibit) the consummation by Buyer of the transaction contemplated hereby.

(g) Buyer is not currently, and the consummation of the transactions covered by this Agreement will not result, in the breach of, or cause the default under, any agreement, contract, indenture, document, instrument, or decree of any court, administrative agency or governmental body to which Buyer is a party or is bound or subject to. All federal, state, county, local and other taxes, including, without limitation, income, taxes, sales taxes, ad valorem and personal property taxes due and payable by Buyer have been paid, and Buyer has filed or caused to be filed all tax returns and reports required to be filed with all applicable taxing authorities related to Buyer. No audit of any federal, state or other tax returns filed by Buyer is in process, pending or threatened.

(h) Buyer is knowledgeable about the industries in which the Company operates and is informed as to the risks of the transactions contemplated herein and of ownership of the Transferred Interests for an indefinite period of time.

(i) Buyer will have at the Closing sufficient cash or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s or its affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transaction contemplated herein.

(j) Buyer is acquiring the Transferred Interest for its own account, for investment purposes only, and not with a view to distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”)). Buyer understands that the Transferred Interest has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available and that the Transferred Interest is subject to other transfer restrictions set forth in the Operating Agreement and the Restated Operating Agreement. Purchaser acknowledges that neither the Company nor any SmartGuard Member has made representations with respect to registration of the Transferred Interest under the Securities Act, that no such registration is contemplated, that there can be no assurance that there will be any market for the Transferred Interest in the foreseeable future, and that, as a result, Purchaser must be prepared to bear the economic risk of its investment for an indefinite period of time. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE IV

COVENANTS

Section 4.1. Pre-Closing Covenants of Seller. Prior to the Closing, the Seller shall perform or comply with the following covenants:

(a) The Company shall deliver to Buyer (i) a certificate from the Treasurer of the State of Delaware, certifying as to the existence and good standing of the Company, and (ii) a true and correct copy of each of the Existing Agreements.

(b) None of the Sellers may cause or permit the Company to do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(i) amend, modify or terminate the Company’s formation documents or any operating agreement of the Company or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the structure or ownership of the Company;

(ii) amend, modify or terminate any of the Existing Agreements;

(iii) redeem, or otherwise acquire, issue, sell or deliver; or, pledge or otherwise encumber any membership Interest or any options, warrants, rights or commitments relating thereto or any contractual right convertible into or exchangeable for any membership Interest;

(iv) declare, set aside, make or pay any distribution in respect of its membership interest;

(v) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness;

(vi) cancel any material indebtedness or waive any claims or rights of substantial value;

(vii) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with Company;

(viii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than inventory);

(ix) transfer, sell, lease, license or otherwise dispose of, or agree to transfer, sell, lease, license or otherwise dispose of, any of its assets;

(x) amend, revise, renew or terminate any contract, lease, sublease, option or other agreement to which the Company may be a party;

(xi) initiate or settle any litigation to which the Company is a party.

(c) Each Seller shall refrain from, directly or indirectly, asserting, commencing or instituting, or causing to be asserted, commenced or instituted, any Claim before any Governmental Authority, or taking any other action whatsoever to attempt to invalidate, void or otherwise challenge the validity or enforceability of all or any part of this Agreement.

(d) Each Seller shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations to be fulfilled and performed by it under this Agreement at the earliest practicable time, and to cause the transaction contemplated by this Agreement to be consummated in accordance herewith.

(e) Each Seller shall cause the Company to be managed and operated in the ordinary course of business and consistent with past practices, and shall not cause, permit or consent to any action that is inconsistent therewith without the prior written consent of Buyer.

(f) The Company shall permit Buyer and its authorized representatives, at all reasonable times and upon reasonable notice during normal business hours to have access to and to examine the books, documents, records, financial information and operating data of the Company (including the right to make extracts therefrom or copies thereof) and shall cooperate with Buyer in its investigation of its business.

Section 4.2. Pre-Closing Covenants of Buyer. Prior to the Closing, Buyer shall perform or comply with the following covenants:

(a) Buyer shall refrain from, directly or indirectly, asserting, commencing or instituting, or causing to be asserted, commenced or instituted, any Claim before any Governmental Authority, or taking any other action whatsoever to attempt to invalidate, void or otherwise challenge the validity or enforceability of all or any part of this Agreement.

(b) Buyer shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations to be fulfilled and performed by it under this Agreement at the earliest practicable time, and to cause the transaction contemplated by this Agreement to be consummated in accordance herewith.

Section 4.3. Pre-Closing Joint Covenants. Each of the Seller and Buyer shall use its commercially reasonable efforts to cooperate with one another in taking any actions necessary or advisable to effect the consummation of the transaction contemplated by this Agreement.

Section 4.4. Non-Competition. For such period of time as Buyer shall be a member of the Company and as further set forth in the Restated Operating Agreement, Buyer shall not, without the written consent of the Company, which may be granted or withheld by Company in its sole discretion: (a) own, engage in, manage, operate, control, establish or participate in the ownership, management, operation or control of or be a stockholder, agent, representative, partner, joint venture, member, operator, or have any interest in or a right to obtain any interest in, any entity, organization or individual that engages in any activity that competes with the business of the Company; or (b) use any non-public information of a confidential and proprietary nature relating solely to the Company for the benefit of itself or others.

Section 4.5. Non-Solicitation. For such period of time as Buyer shall be a member of the Company and as further set forth in the Restated Operating Agreement, without the written consent of Company, which may be granted or withheld by Company in its sole discretion, Buyer agrees as follows as it relates to the business of the Company:

(a) not to, directly or indirectly, solicit, attempt to solicit, hire or encourage to leave the employment of Company any person employed by the Company;

(b) not to, directly or indirectly, solicit, attempt to solicit, interfere with, seek to curtail the business of, accept the business of, or do business with:

(i) any material vendor relating to the products or services supplied by such material vendor to the Company;

(ii) any material customer relating to any products sold by the Company to such material customer; or

(iii) any material distributor relating to any services provided by such material distributor to the Company.

Section 4.6 Confidentiality. Buyer and Seller each hereby agree and covenant that it will hold in strict confidence the negotiations relating to the transactions contemplated by this Agreement and all information exchanged pursuant thereto and that it will not disclose any such confidential information, by formal complaint or otherwise, to any third party.

ARTICLE V

THE CLOSING

Section 5.1. Closing. Subject to the satisfaction or waiver of each of the conditions set forth herein, the consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place at 11:00 a.m., on or around June 30, 2021, or at such other time and on such other date as may be mutually agreed upon by the Parties (the “Closing Date”).

Section 5.2. Deliveries by the Seller. At the Closing, the Seller shall deliver to Buyer the following documents or instruments, in form and substance reasonably satisfactory to Buyer:

(a) counterparts of the Restated Operating Agreement duly executed by the Company and each of the SmartGuard Members; and

(b) a certificate from the Seller, substantially in the form attached hereto as Exhibit C dated as of the Closing, certifying as to the matters specified therein (“Seller Closing Certificate”); and

(c) Good standing and tax clearance certificates for the Company;

(d) such further documents (including, without limitation, instruments of assignment, conveyance, transfer or confirmation) as may be reasonably necessary for (i) the Seller to convey and transfer to Buyer, and Buyer to acquire and accept from the Seller, the Transferred Interests and (ii) Buyer to become a member of the Company, or as may be otherwise reasonably requested by Buyer.

Section 5.3. Deliveries by Buyer. At the Closing, Buyer shall pay the Total Purchase Price as provided in Section 1.2 hereof and deliver to the Seller the following documents or instruments, in form and substance reasonably satisfactory to the Seller:

(a) a counterpart of the Restated Operating Agreement duly executed by Buyer; and

(b) a true and correct copy of the resolutions of the Board of Directors of Buyer, authorizing the execution and delivery of this Agreement and the other Buyer Documents (as defined below) and the consummation by Buyer of the transaction contemplated hereby;

(c) a certificate from Buyer, substantially in the form attached hereto as Exhibit D, dated as of the Closing Date and duly executed by Buyer, certifying as to the matters specified therein (the “Buyer Closing Certificate”); and

(d) such further documents (including, without limitation, instruments of assumption, acquisition, acceptance or confirmation) as may be reasonably necessary for (i) the Seller to convey and transfer to Buyer, and Buyer to acquire and accept from the Seller, the Transferred Interests and (ii) Buyer to become a member of the Company, or as may be otherwise reasonably requested by the Seller.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. Conditions Precedent to Obligations of Seller. The obligation of the Seller to sell and transfer the Transferred Interests and to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the conditions precedent set forth in this Section 6.1. Seller may waive any or all of these conditions, in whole or in part, without prior notice, in its sole and absolute discretion.

(a) All representations and warranties of Buyer contained in this Agreement or in any of the Buyer Documents shall be true and correct in all material respects as of the date hereof or thereof and as of the Closing Date;

(b) Buyer shall have performed and complied with, in all material respects, all covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date;

(c) No injunction, order or decree of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the transaction contemplated by this Agreement at the Closing;

(d) The Seller shall have received the documents required to be delivered by Buyer pursuant to Section 5.3 hereof;

(e) The form and substance of all Buyer Documents shall be reasonably satisfactory to the Seller; and

(f) Buyer shall have paid the Total Purchase Price to the Seller in accordance with Section 1.2 hereof.

Section 6.2. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to purchase the Transferred Interests and to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the conditions precedent set forth in this Section 6.2. Buyer may waive any or all of these conditions, in whole or in part, without prior notice, in its sole and absolute discretion.

(a) All representations and warranties of the Seller contained in this Agreement or in any of the Seller Documents shall be true and correct in all material respects as of the date hereof or thereof and as of the Closing Date;

(b) The Seller shall have performed and complied with, in all material respects, all covenants, obligations and conditions required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date;

(c) No injunction, order or decree of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the transaction contemplated by this Agreement at the Closing;

(d) Buyer shall have received the documents required to be delivered by the Seller pursuant to Section 5.2 hereof;

(e) The form and substance of all Seller Documents shall be reasonably satisfactory to Buyer; and

(f) The Seller shall have conveyed the Transferred Interests to Buyer in accordance with this Agreement.

Section 6.3 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the transactions contemplated herein or due to the failure of such Party to perform any of its other obligations under this Agreement.

ARTICLE VII

RESERVED

ARTICLE VIII

SURVIVAL; DISCLAIMER; INDEMNIFICATION

Section 8.1. Survival of Provisions; Cure Rights.

(a) All representations and warranties of Buyer and the Seller contained in this Agreement or in any Buyer Documents or Seller Documents shall survive the Closing for a period of twelve (12) months. Any claim for indemnification hereunder for a breach of a representation or warranty may not be brought after the expiration of such applicable period. Any claim for indemnification in respect of a covenant or obligation of Buyer or the Seller hereunder to be performed prior to the Closing may not be made after a twelve (12) month period following the Closing Date. The covenants and obligations under this Agreement to be performed after the Closing shall survive the Closing until fully performed.

(b) For all purposes under this Agreement, the existence or occurrence of any event or circumstance that constitutes or causes a breach of a representation or warranty of the Seller or Buyer under this Agreement on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured in all material respects on or before the expiration of twenty (20) days from the receipt by such Party of written notice thereof from the other Party.

(c) It is the intention of the Parties that the survival periods set forth in this Section 8.1 are contractual statute of limitations and supersede the statute of limitation applicable to such representations and warranties or claim with respect thereof.

Section 8.2. Disclaimers and Waivers. Except for the representations and warranties specifically set forth in Section 3.1 and 3.2 hereof, the Transferred Interests are being conveyed by the Seller to Buyer at the Closing without any representation or warranty, and all other representations and warranties of any kind, either express or implied, written or oral, are hereby expressly disclaimed.

Section 8.3. Indemnity.

(a) Subject to the limitations set forth in this Article VIII, the Seller shall indemnify, defend and hold harmless Buyer and its shareholders, members, partners, directors, officers, managers, employees, agents and representatives (individually a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, liabilities, penalties, fines, amounts paid in settlement, obligations, losses, costs, expenses and fees, including, without limitation, court costs and reasonable attorneys’ fees and expenses (collectively “Losses”) arising out of, resulting from, or in connection with any breach of any representation, warranty, covenant or obligation made by the Seller in this Agreement or in any Seller Documents or in connection with the transaction contemplated by this Agreement.

(b) Subject to the limitations set forth in this Article VIII, Buyer shall indemnify, defend and hold harmless the Seller and its shareholders, members, partners, directors, officers, managers, employees, agents and representatives, including without limitation, the SmartGuard Members (individually a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of, resulting from, or in connection with any breach of any representation, warranty, covenant or obligation made by Buyer in this Agreement or in any Buyer Documents or in connection with the transaction contemplated by this Agreement.

(c) A Party seeking indemnification pursuant to this Section 8.3 (an “Indemnified Party”) shall give written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion or commencement of any Claim, in respect of which indemnity may be sought pursuant to this Section 8.3 and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party may have suffered actual prejudice thereby). Any survival period limitation specified in Section 8.1 hereof shall not apply to a Claim which has been the subject of notice from the Indemnified Party to the Indemnifying Party given prior to the expiration of such period. The Indemnified Party shall have the burden of proof in establishing the amount of its Losses.

(d) In the event of the initiation of any action, suit or proceeding against the Indemnified Party by a Person other than the Parties, the Indemnifying Party shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses sought to be indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such action, suit or proceeding with counsel of its choice and at its expense. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. To the extent that the Indemnifying Party elects not to defend such Claim, and the Indemnified Party defends against or otherwise deals with any such Claim, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnifying Party, and control the defense of such proceeding. Neither the Indemnifying Party nor the Indemnified Party may settle any Claim to the extent that such settlement obligates the other Party to pay money, to perform obligations or to admit Liability without the consent of such other Party, such consent not to be unreasonably withheld.

Section 8.4. Limitations on Indemnification. Notwithstanding any provision in this Agreement to the contrary, after the Closing the indemnification provided in Section 8.3 hereof shall constitute the sole and exclusive remedy of a Party for the matters described in Section 8.3 and such Party waives all other remedies on account of such matters. The indemnification obligation under Section 8.3 hereof shall cover all Losses with respect to any and all of the specific matters set forth in Section 8.3, except that an Indemnifying Party shall not, except in cases of fraud, or willful or intentional misrepresentation, be liable for any damages that do not arise directly from the Indemnifying Party’s breach and shall not be liable for any damages suffered or incurred by an Indemnified Party in enforcing this indemnity (including, without limitation, costs of investigation, attorneys’ fees, etc.) if it is finally determined that the Indemnified Party is not entitled to indemnification under this Article VIII.

Section 8.5 Acknowledgement by Buyer. Buyer acknowledges and agrees that: (a) Buyer has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation and verification, including, having an opportunity to discuss the business with management of the Company and ask questions of and receive answers from management of the Company; (b) the representations set forth in Section 3.1and 3.2 hereof constitute the sole and exclusive representations and warranties of the Seller, respectively, in connection with the transactions contemplated herein; (c) except for the representations set forth in Section 3.1and 3.2 hereof, none of the Company, SmartGuard Members or any other Person makes, or has made, any other express or implied representation, warranty or statement with respect to the Seller or the transactions contemplated herein and all other representations, warranties and statements of any kind or nature expressed or implied are, in each case, specifically disclaimed by the Company and the SmartGuard Members, (including any alleged representations, warranties or statements (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to Buyer in certain “data rooms,” management presentations or in any other form, whether written or oral, in expectation of the transactions contemplated herein, including meetings, calls or correspondence with management of the Company, or (ii) relating to the future, current or historical business, condition (financial or otherwise), results of operations, prospects, contracts, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s assets); and (d) Buyer is not relying on any representations, warranties and statements in connection with the transactions contemplated herein except the representations set forth in Section 3.1and 3.2 hereof. In connection with Buyer’s investigation of the Company, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, including uncertainties relating to the effects of the coronavirus disease (COVID-19), that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this Section 8.5, Buyer hereby acknowledges and agrees that none of the Company, SmartGuard Members, any other Person is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that Buyer has not relied on any such estimates, projections or other forecasts or plans. Buyer further acknowledges and agrees that from and after the Closing (i) none of the Company, SmartGuard Members, or any other Person will have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer or any use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to Buyer in certain “data rooms,” management presentations or in any other form in expectation of the transactions contemplated herein, (ii) Buyer has not relied on any such information, document or material and (iii) Buyer shall not assert, institute or maintain any action, suit, claim, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal or equitable theory under which such Liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 8.5. The Company shall have the right to enforce this Section 8.5 on behalf of any SmartGuard Member or Person that would be benefitted or protected by this Section 8.5. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable.

ARTICLE IX

TERMINATION

Section 9.1. Right of Termination. Neither of the Seller nor Buyer shall have the right to terminate this Agreement except as expressly provided below:

(a) Either Party may terminate this Agreement, provided that such Party is not then in material breach of any of its representations, warranties, covenants or obligations set forth herein, by giving written notice to the other Party at any time prior to the Closing in the event that such other Party is in material breach of any of its representations, warranties, covenants or obligations set forth herein and such breach remains uncured for a period of twenty (20) days after notice of breach is received by the breaching Party from the Party terminating this Agreement.

(b) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

Section 9.2. Sole and Exclusive Remedy. Notwithstanding any provision in this Agreement to the contrary, and for the avoidance of doubt, the exercise by any Party of any right of termination under this Article IX shall constitute the sole and exclusive remedy of such Party for the matters giving rise to such right of termination and such Party waives all other remedies on account of such matters.

Section 9.3. Survival Following Termination. Notwithstanding anything to the contrary contained herein, the provisions of Articles VIII through X, inclusive, and Section 4.6 shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. All notices, requests, consents, demands and other communications required or permitted to be given under this Agreement (collectively, “Notices”) shall be in writing, and be sent by certified or registered mail (return receipt requested), reputable overnight courier service, hand or confirmed facsimile. Notices shall be deemed to have been properly given and made five (5) Business Days after having been sent by mail, two (2) Business Days after having been sent by courier service, and one (1) Business Day after having been sent by hand or facsimile, in each case in compliance with this Section 10.1. Notices shall be addressed to the intended recipient at its address set forth below or to such other address as the intended recipient designates in writing to the other Parties:

If to Seller:

SmartGuard-Solutions LLC

15 Chateau Thierry Avenue

Suite 114

Madison, New Jersey 07940

Attn: Henry G. Geier

Telephone: (201) 747-1236

E-mail: hankgeier@smartguard-solutions.com

And

Kristara Investments LLC

P.O. Box 33, Madison

New Jersey 07940

Attn: Henry G. Geier

Telephone: (201) 747-1236

E-mail: hankgeier@smartguard-solutions.com

And

Butler Financial LLC

133 Old Branchville Road

Ridgefield, Connecticut 06877

Attn: William Butler

Telephone: (203) 231-3737

E-mail: billbutler@smartguard-solutions.com

And

JohnDavid Thompson

2400 Riverstone Blvd

Canton, GA 30114

Telephone: (818) 934-2480

E-mail: johndavidthompson@smartguard-solutions.com

With copy to:

DeCotiis, FitzPatrick, Cole & Giblin, LLP

61 Paramus Road

Suite 250

Paramus, New Jersey 07652

Attn: Matthew C. Karrenberg, Esq.

Telephone: (201) 928-1100

E-mail: mkarrenberg@decotiislaw.com

If to Buyer:

FOMO Corp.

1 E Erie St, Ste 525 Unit #2250

Chicago, IL 60611

Attn: Vikram Grover

Telephone: (212) 731-4806

E-mail: vik.grover@fomoworldwide.com

With copy to:

New Venture Attorneys, P.C.

101 Church Street

Suite 22

Los Gatos, California 95030

Attn: Tomer Tal, Esq.

Telephone: (408) 560-9606

E-mail: tomer@newventureattorneys.com

Section 10.2 Brokers. Neither Party has engaged, nor are they directly or indirectly obligated to, anyone acting as a broker, investment banker, financial advisor, finder, intermediary or in any other similar capacity in connection with the transactions contained herein.

Section 10.3 Fees and Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated herein are consummated, all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby will be paid by the party incurring or required to incur such fees or expenses including all fees and expenses of its attorney and representatives.

Section 10.4. Modification of Agreement. No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing, duly authorized, and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is or may be sought.

Section 10.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto, and their heirs, executors, and administrators. Except as otherwise permitted herein, the rights granted in this Agreement are personal to each Party and this Agreement is non-assignable and any attempt to assign this Agreement without the prior written consent of any other Party shall not be valid, binding or enforceable or relieve any Party hereto of its obligations or liabilities hereunder. Any assignment contrary to this Agreement shall be void, the assignee shall acquire no rights herein and the other Parties shall not recognize any such assignment.

Section 10.6 Section Headings. The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

Section 10.7. Drafting Ambiguities; Interpretation. In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one Party drafted this Agreement, each Party acknowledging that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of same.

Section 10.8. Severability. The terms and provisions of this Agreement shall be deemed severable. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law to ensure that the transactions contemplated herein are fulfilled to the extent possible.

Section 10.9. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey without regard to conflict of Laws principles thereunder and no defense given or allowed by the Laws of any other state shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of New Jersey. Seller may bring any action or proceeding to enforce or arising out of this Agreement in any court of competent jurisdiction. Buyer hereby agrees that it (i) will submit to the personal jurisdiction of such courts and will not attempt to have such action dismissed, abated or transferred on the ground of forum non conveniens, and in furtherance of such agreement, Buyer further hereby agrees and consents that personal jurisdiction over it in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New Jersey and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon Buyer pursuant to the notice section set forth in this Agreement. Any action or proceeding brought by Buyer arising out of this Agreement shall be brought solely in a court of competent jurisdiction located in the State of New Jersey. Buyer hereby waives any right to seek removal of any action or proceeding.

Section 10.10 Specific Enforcement. The Parties agree that irreparable damage may occur for which monetary damages may not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, prior to valid termination of this Agreement pursuant to Article IX, Buyer and Seller shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. Prior to the Closing, to the extent any Party hereto brings any action, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Closing Date will automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION OR OTHER PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) CERTIFIES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) CERTIFIES THAT IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11.

Section 10.12. Further Assurances. From time to time prior to, at, and after the Closing, each Party shall execute and deliver all such documents and instruments and take all such actions as the other Party, being advised by counsel, shall reasonably request for the purpose of carrying out and effectuating the intent and purpose of this Agreement and the transaction contemplated hereby, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered at the Closing, and any and all actions which may reasonably be necessary to effect the transaction contemplated hereby.

Section 10.13. Definitions. All defined terms used herein shall have the meanings ascribed to them as set forth in Schedule I attached hereto.

Section 10.14. Entire Agreement. This Agreement contains and constitutes the entire agreement of or among the Parties with respect to the subject matter of this Agreement, and supersedes all other prior or contemporaneous understandings, communications, commitments, undertakings, representations and agreements, oral or written, expressed or implied, of or among the Parties with respect to the subject matter of this Agreement.

Section 10.15. Counterparts. This Agreement may be executed in any number of counterparts and such counterparts may be exchanged by means of electronic mail or facsimile transmission, and each of such counterparts shall be deemed an original but all of them together shall constitute one and the same instrument. In the event that counterparts of this Agreement are executed and exchanged by electronic mail or facsimile transmission, the Parties shall endeavor to exchange original executed counterparts of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Limited Liability Company Interest Purchase Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

FOMO CORP

By: ____________________
Name: Vikram Grover
Title: CEO

SMARTGUARD-SOLUTIONS LLC

By: ____________________
Name: Henry G. Geier
Title: Chairman

KRISTARA INVESTMENTS LLC

By: ____________________
Name: Henry G. Geier
Title: Chairman

BUTLER FINANCIAL LLC

By: ____________________
Name: William Butler
Title: Chairman

JOHNDAVID THOMPSON

By: ____________________
Name: JohnDavid Thompson

SCHEDULE I

DEFINITIONS

“Agreement” has the meaning given in the Recitals.

“Balance Sheet” has the meaning as set forth in Section 3.2 hereof.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New

York, New York are authorized or required by Law to be closed.

“Butler” has the meaning given in the Recitals.

“Buyer” has the meaning given in the Recitals.

“Buyer Closing Certificate” has the meaning as set forth in Section 5.3 hereof.

“Buyer Documents” has the meaning as set forth in Section 3.3 hereof.

“Buyer Indemnified Party” has the meaning as set forth in Section 8.3 hereof.

“Claim” has the meaning as set forth in Section 3.1 hereof.

“Cleaning” means the removal of dirt, dust and crumbs from surfaces and objects typically via means of sweeping, vacuuming, scrubbing, washing or rinsing. It does not include Disinfection.

“Closing Date” has the meaning as set forth in Section 5.1 hereof.

“Closing” has the meaning as set forth in Section 5.1 hereof.

“Company” has the meaning given in the Recitals.

“Disinfection” means the killing, destruction, removal or inactivation of germs, bacteria and microscopic organisms on objects and surfaces for the purpose of preventing the spread of disease and virus. It does not include Cleaning.

“Disinfection as a Service” mean a service delivery model designed to assist customers in the Disinfection, but not Cleaning, of their respective premises on a fee subscription basis, whereby the Company shall purchase, deliver, install, operate, maintain, manage and own such disinfection equipment throughout the term of the contract, at no capital cost or balance sheet impact to the customer. For purposes of clarity, Disinfection as a Service shall not include any contract for the sale, leasing, financing or servicing of any such equipment or (ii) Cleaning.

“Existing Agreements” has the meaning as set forth in Section 3.2 hereof.

“Governmental Authority” means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other legislative, executive or judicial governmental instrumentality.

“Indemnified Party” has the meaning as set forth in Section 8.3 hereof.

“Interest” has the meaning given in the Recitals.

“Kristara” has the meaning given in the Recitals.

“Law” means any federal, state, local or foreign law, ordinance, common law, statute, code, regulation, standard, rule or treaty enacted, issued or promulgated by any Governmental Authority.

“Liability” means any debt, liability or obligation (whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Losses” has the meaning as set forth in Section 8.3 hereof.

“Note” has the meaning as set forth in Section 1.2 hereof.

“Notices” has the meaning as set forth in Section 10.1 hereof.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement, trust agreement or similar governing documents, as amended.

“Party” has the meaning given in the Recitals.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“SmartGuard Members” has the meaning given in the Recitals.

“Seller” has the meaning given in the Recitals.

“Seller Closing Certificate” has the meaning as set forth in Section 5.2 hereof.

“Seller Documents” has the meaning as set forth in Section 3.1 hereof.

“Seller Indemnified Party” has the meaning as set forth in Section 8.3 hereof.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value-added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and other taxes of any kind whatsoever, and all interest, penalties, fines or additions to tax imposed by any Governmental Authority in connection with any of the foregoing.

“Thompson” has the meaning given in the Recitals.

“Total Purchase Price” has the meaning as set forth in Section 1.2 hereof.

“Transferred Interest” has the meaning given in the Recitals.

SCHEDULE II

LIST OF EXISTING AGREEMENTS

1.	Operating Agreement for SmartGuard-Solutions LLC, dated May __, 2021, by and among SmartGuard-Solutions LLC, Kristara Investments LLC, Butler Financial LLC and John David Thompson

2.	Contribution Agreement, dated April __, 2021, by and among SmartGuard-Solutions LLC, Kristara Investments LLC and Butler Financial LLC

SCHEDULE III

SMARTGUARD RESOLUTION

SCHEDULE IV

COMPANY BALANCE SHEET

EXHIBIT A

FORM OF NOTE

EXHIBIT B

AMENDED AND RESTATED OPERATING AGREEMENT

EXHIBIT C

FORM OF SELLER’S CLOSING CERTIFICATE

EXHIBIT D

FORM OF BUYER’S CLOSING CERTIFICATE